EXHIBIT 5.03

Execution Copy

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED, ASSIGNED, OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF THIS NOTE, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT THIS NOTE MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED, OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS.

IMMUNEREGEN BIOSCIENCES, INC.

Series A Promissory Note

US$__________	October 28, 2010
New York, New York

IMMUNEREGEN BIOSCIENCES, INC., a Delaware corporation (the “Borrower”), for value received, hereby promises to pay to __________________________or registered assigns (the “Holder”), the principal amount of ____________  (US$) on the Maturity Date (as defined below) together with simple interest thereon at the rate of 25% per annum from the date hereof until this Note is paid in full.  In no event shall any interest to be paid hereunder exceed the maximum rate permitted by law.  In any such event, this Note shall automatically be deemed amended to permit interest charges at an amount equal to, but no greater than, the maximum rate permitted by law.  All capitalized terms used, but not otherwise defined, herein shall have the respective definitions assigned thereto in the Agreement (as hereinafter defined).  This Note is one of a series of Notes designated “Series A Promissory Notes” in the aggregate principal amount of $150,000 (the “Notes”).

1.           Payments.

(a)           The Principal Sum and all accrued interest shall be due and payable 120 days following the date of this Note (the “Maturity Date”).

(b)           The Borrower has received from the Holder $75,000 in exchange for this Note.

(c)           If the Maturity Date falls on a day that is not a Business Day (as defined below), the payment due will be made on the next succeeding Business Day with the same force and effect as if made on the day due. “Business Day” means any day which is not a Saturday or Sunday and is not a day on which banking institutions are generally authorized or obligated to close in the City of New York, New York

(d)           The Borrower may prepay all or any part of the principal of this Note, without payment of any premium or penalty.  All payments on this Note shall be applied first to accrued interest hereon and the balance to the payment of principal hereof.

(e)           Payments of principal of, and interest on, of this Note shall be made by check sent to the Holder's address set forth above or to such other address as the Holder may designate for such purpose from time to time by written notice to the Borrower, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. Alternatively, principal of, and interest and original issue discount on, this Note with respect to the Maturity Date may be paid by electronic wire transfer in accordance with instructions provided by the Holder to the Borrower at least 10 Business Days prior to the Maturity Date.

(f)           The obligations to make the payments provided for in this Note are absolute and unconditional and not subject to any defense, set-off, counterclaim, rescission, recoupment, or adjustment whatsoever.  The Borrower hereby expressly waives demand and presentment for payment, notice of non-payment, notice of dishonor, protest, notice of protest, bringing of suit, and diligence in taking any action to collect any amount called for hereunder, and shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act, or omission with respect to the collection of any amount called for hereunder.

2.           Ranking of Note.

The payment of principal of, and accrued and unpaid interest on, this Note is senior unsecured indebtedness of the Borrower.  The Notes are pari passu with one another and are neither senior to, nor junior to, one another.

3.           Covenants.

The Borrower covenants and agrees with the holders of the Notes that, so long as any amount remains unpaid on the Note, the Borrower shall deliver to the Holder, promptly after the Borrower shall obtain knowledge of the occurrence of any Event of Default (as hereinafter defined) or any event which with notice or lapse of time or both would become an Event of Default (an Event of Default or such other event being a “Default”), a notice specifying that such notice is a “Notice of Default” and describing such Default in reasonable detail, and, in such Notice of Default or as soon thereafter as practicable, a description of the action the Borrower has taken or proposes to take with respect thereto.

4.           Events of Default.

The occurrence of any of the following events shall constitute an event of default (an “Event of Default”):

(a)           A default in the payment of the principal amount of, or interest or original issue discount on, this Note, when and as the same shall become due and payable.

(b)           A default in the performance, or a breach, of any of the covenants of the Borrower contained in Sections 1 or 3 of this Note.

(c)           A default in the performance, or a breach, of any other covenant or agreement of the Borrower in this Note and continuance of such default or breach for a period of 30 days after receipt of notice from a Holder as to such breach or after the Borrower had or should have had knowledge of such breach.

(d)           Any representation, warranty, or certification made by the Borrower pursuant to this Note shall prove to have been false or misleading as of the date made in any material respect.

(e)           A final judgment or judgments for the payment of money in excess of  $50,000 in the aggregate shall be rendered by one or more courts, administrative or arbitral tribunals or other bodies having jurisdiction against the Borrower and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof and the Borrower shall not, within such 60-day period, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.

(f)           The entry of a decree or order by a court having jurisdiction adjudging the Borrower bankrupt or insolvent, or approving a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of the Borrower, under federal bankruptcy law, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency, or other similar law, and the continuance of any such decree or order unstayed and in effect for a period of 60 days; or the commencement by the Borrower of a voluntary case under federal bankruptcy law, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency, or other similar law, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under federal bankruptcy law or any other applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, or similar official of the Borrower or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Borrower in furtherance of any such action.

 5.           Remedies Upon Default.

 (a)           Upon the occurrence of an Event of Default referred to in Section 4(f), the principal amount then outstanding of, and the accrued interest on, this Note shall automatically become immediately due and payable without presentment, demand, protest, or other formalities of any kind, all of which are hereby expressly waived by the Borrower.  Upon the occurrence of an Event of Default referred to in Section 4(a), a Holder, by notice in writing given to the Borrower, may declare the entire principal amount then outstanding of, and accrued interest on, this Note to be due and payable immediately, and upon any such declaration the same shall become and be due and payable immediately, without presentation, demand, protest, or other formalities of any kind, all of which are expressly waived by the Borrower.  Upon the occurrence of an Event of Default other than one referred to in Sections 4(a) or (f), a Holder (excluding any Notes held by or for the account of the Borrower or any affiliate of the Borrower) may declare the principal amount then outstanding of, and the accrued interest on, the Notes to be due and payable immediately, and upon such declaration the same shall become due and payable immediately, without presentation, demand, protest, or other formalities of any kind, all of which are expressly waived by the Borrower.

(b)           The Holder may institute such actions or proceedings in law or equity as it shall deem expedient for the protection of its rights and may prosecute and enforce its claims against all assets of the Borrower, and in connection with any such action or proceeding shall be entitled to receive from the Borrower payment of the principal amount of this Note plus accrued interest to the date of payment plus reasonable expenses of collection, including, without limitation, attorneys' fees and expenses.

6.           Transfer.

Any Notes issued upon the transfer of this Note shall be numbered and shall be registered in a Note Register as they are issued.  The Borrower shall be entitled to treat the registered holder of any Note on the Note Register as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in such Note on the part of any other person, and shall not be liable for any registration or transfer of Notes which are registered or to be registered in the name of a fiduciary or the nominee of a fiduciary unless made with the actual knowledge that a fiduciary or nominee is committing a breach of trust in requesting such registration or transfer, or with the knowledge of such facts that its participation therein amounts to bad faith.  This Note shall be transferable only on the books of the Borrower upon delivery thereof duly endorsed by the Holder or by his duly authorized attorney or representative, or accompanied by proper evidence of succession, assignment, or authority to transfer.  In all cases of transfer by an attorney, executor, administrator, guardian, or other legal representative, duly authenticated evidence of his or its authority shall be produced.  Upon any registration of transfer, the Borrower shall deliver a new Note or Notes to the person entitled thereto. This Note may be exchanged, at the option of the Holder thereof, for another Note, or other Notes of different denominations, of like tenor and representing in the aggregate a like principal amount, upon surrender to the Borrower or its duly authorized agent.  Notwithstanding the foregoing, the Borrower shall have no obligation to cause Notes to be transferred on its books to any person if, in the opinion of counsel to the Borrower, such transfer does not comply with the provisions of the Securities Act and the rules and regulations thereunder.

7. Miscellaneous.

(a)           Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or by Federal Express, Express Mail or similar overnight delivery or courier service or delivered (in person or by telecopy, telex or similar telecommunications equipment) against receipt to the party to whom it is to be given, (i) if to the Borrower, at its address, as set forth in the notes register of the Company, (ii) if to the Holder, at its address set forth on the first page hereof, or (iii) in either case, to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 7(a).  Notice to the estate of any party shall be sufficient if addressed to the party as provided in this Section 7(a).  Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party's address which shall be deemed given at the time of receipt thereof.  Any notice given by other means permitted by this Section 7(a) shall be deemed given at the time of receipt thereof.

(b)           Upon receipt of evidence satisfactory to the Borrower of the loss, theft, destruction, or mutilation of this Note (and upon surrender of this Note if mutilated), the Borrower shall execute and deliver to the Holder a new Note of like date, tenor, and denomination.

(c)           No course of dealing and no delay or omission on the part of any holder of Notes, including the Holder, in exercising any right or remedy shall operate as a waiver thereof or otherwise prejudice the Holder's rights, powers or remedies.  No right, power, or remedy conferred by this Note upon the Holder, a Holder, or the holders of the Notes shall be exclusive of any other right, power, or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise, and all such remedies may be exercised singly or concurrently.

(d)           This Note may be amended only by a written instrument executed by the Borrower and the Holder hereof. Any amendment shall be endorsed upon this Note, and all future Holders shall be bound thereby.

(e)           This Note has been negotiated and consummated in the State of New York and shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to principles governing conflicts of law.

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IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and dated the day and year first above written.

IMMUNEREGEN BIOSCIENCES, INC.

By: ___________________________

18. Name: Michael K. Wilhelm

Title: President and CEO